Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ACQUIRES O’BRIEN CORPORATION
—Business Is Highly Differentiated Supplier of
Fluid and Gas Handling Solutions to Process Industries—

Berwyn, PA, January 26, 2012 — AMETEK, Inc. (NYSE: AME) today announced that it has acquired O’Brien Corporation, a leading manufacturer of fluid and gas handling solutions, sample conditioning equipment and process analyzers from Industrial Growth Partners for approximately $175 million. Based in St. Louis, MO, O’Brien Corporation has annual sales of approximately $80 million.

O’Brien’s products and solutions are used in critical applications in process industries worldwide. O’Brien’s comprehensive product offering includes pre-insulated tubing bundles, sample conditioning equipment, specialty tubing and fittings, instrument enclosures and process analyzers used in oil and gas production, refining, petrochemical processing, power generation, pharmaceutical manufacture and semiconductor fabrication.

“O’Brien’s product lines are both highly differentiated and highly complementary to AMETEK’s process instruments businesses. Combined with our analytical instrument solutions, AMETEK now can offer its customers a complete solution for most of their process analysis needs,” comments Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“We expect to leverage the strong customer relationships of the combined businesses and AMETEK’s global capability to further extend O’Brien’s reach in key process markets worldwide,” adds Mr. Hermance.

O’Brien has manufacturing operations in St. Louis, MO, Carson City, NV, and Shanghai, China. It joins AMETEK as part of its Electronic Instruments Group (EIG) — a recognized leader in advanced monitoring, testing, calibrating, and display instruments. AMETEK EIG, which sells its instruments to the process and analytical, aerospace, power and industrial markets worldwide, had 2011 sales of $1.6 billion.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $3.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

—MORE—

AMETEK ACQUIRES O’BRIEN CORPORATION

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

# # #